Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: (306) 956-6200 Fax: (306) 956-6201

Cameco Announces Filing of Preliminary Base Shelf Prospectus

Saskatoon, Saskatchewan, Canada, May 22, 2012 . . . . . . . . . . . . . . .

Cameco (TSX: CCO; NYSE: CCJ) filed today a preliminary short form base shelf prospectus with the securities regulatory authorities in each of the provinces and territories of Canada, and a corresponding registration statement with the United States Securities and Exchange Commission under the Multijurisdictional Disclosure System. These filings, when made final or effective, will allow Cameco to make offerings of common shares, preferred shares, warrants, subscription receipts and debt securities, or any combination thereof, having an aggregate offering price of up to $1 billion during the next 25 months in Canada and the United States. The specific terms of any offering of securities will be set forth in a shelf prospectus supplement. Cameco does not have any immediate plans to offer securities under the shelf prospectus or registration statement.

No securities may be sold nor may offers to buy be accepted prior to the time at which a receipt for the final base shelf prospectus is obtained from applicable Canadian securities regulatory authorities. This news release does not constitute an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any jurisdiction. This news release does not constitute an offer of securities for sale in the United States and the securities referred to in this news release may not be offered or sold in the United States until the registration statement relating to these securities has become effective.

Profile

Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.

As used in this news release, “Cameco” or the “company” means Cameco Corporation, a Canadian corporation and its subsidiaries and affiliates unless stated otherwise.

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Investor inquiries:	Rachelle Girard	(306) 956-6403

Media inquiries:	Gord Struthers	(306) 956-6593